Exhibit 3(i)(b)

ARTICLES OF AMENDMENT TO
SECOND RESTATED ARTICLES OF INCORPORATION OF
NEXTERA ENERGY, INC.

Document Number of Corporation: M04961

Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act, the undersigned corporation hereby submits the following amendment to its Second Restated Articles of Incorporation:

1.    The name of the corporation is NextEra Energy, Inc. (the “Corporation”).
2.    The text of ARTICLE III Section 1 of the Second Restated Articles of Incorporation of the Corporation is amended and restated in its entirety to read as follows (the “Amendment”):
Section 1. Authorized Capital Stock. The aggregate number of shares which the Corporation is authorized to issue is 5,100,000,000 shares, consisting of 100,000,000 shares of Serial Preferred Stock, $.01 par value, and 5,000,000,000 shares of Common Stock, $.01 par value.
3.    The aforesaid Amendment to the Second Restated Articles of Incorporation was approved and recommended to the shareholders of the Corporation by the board of directors of the Corporation on July 8, 2026, and was duly adopted by the shareholders of the Corporation on September 3, 2026, in accordance with the provisions of Section 607.1003 of the Florida Business Corporation Act. The number of votes cast for the Amendment by the shareholders was sufficient for approval.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name by the undersigned, thereunto duly authorized, on September 3, 2026.

NEXTERA ENERGY, INC.

CHARLES E. SIEVING
By:
Charles E. Sieving
Executive Vice President
Chief Legal, Environmental and Federal
Regulatory Affairs Officer